Exhibit 99.1

LASER MORTGAGE MANAGEMENT, INC. ANNOUNCES THE PER SHARE

AMOUNT OF THE FINAL LIQUIDATION DISTRIBUTION TO STOCKHOLDERS

New York, New York, July 12, 2004. LASER Mortgage Management, Inc. (OTCBB:LSMM) announced today that the final liquidation distribution to be paid on July 20, 2004 to holders of record of LASER’s common stock as of July 5, 2004 pursuant to the company’s plan of liquidation and dissolution will be $0.8623029 per outstanding share of common stock.

The Company has been advised that this final distribution should be treated as a distribution in a complete liquidation. As such, the final liquidation distribution should not be treated as a dividend received by a stockholder, but rather as if the stockholder had sold its shares. Therefore, a stockholder should recognize gain or loss with respect to each share held by the stockholder, measured by the difference between the total amount of cash received by the stockholder with respect to such share and the stockholder’s basis in that share.

Stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences to them of receiving the final liquidation distribution.

This is the final liquidating distribution and no further distributions will be made. The share record books of the Company will be closed and the stock certificates will be deemed worthless and represent only the right to receive the final liquidation distribution as of the close of business on the payment date.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding LASER Mortgage Management, Inc.’ s business which are not historical facts are “forward-looking” statements that involve risk and uncertainties.

Date:	July 12, 2004

Contact:	LASER Mortgage Management, Inc. Mr. Charles R. Howe, II Chief Financial Officer, Treasurer and Secretary 914-798-4216